Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Announces Profitable Results

For Second Quarter FY 2004

Merix will conduct a conference call and live webcast on December 18, 2003 at 5:45 a.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 9:00 a.m. PT on December 18, 2003. A phone replay will be available until 9:00 a.m. PT on December 26, 2003 by calling (719) 457-0820, access code 388199.

FOREST GROVE, OR, December 18, 2003—Merix Corporation (NASDAQ:MERX) today announced results for the second quarter of fiscal 2004 ended November 29, 2003. Sales for the second quarter increased 43% to $37.0 million compared to $25.9 million for the second quarter of fiscal 2003 and increased 20% from $30.7 million in the first quarter of fiscal 2004. Net income in the second quarter of fiscal 2004 was $707 thousand, or $0.05 per diluted share, compared to a net loss of ($2.1) million, or ($0.15) per share, in the second quarter of fiscal 2003 and a net loss of ($2.2) million, or ($0.15) per share, in the first quarter of fiscal 2004.

Pro-forma earnings in the second quarter of fiscal 2004 were $0.03 per diluted share compared to a loss of ($0.15) per share in the prior year quarter and a pro-forma loss of ($0.09) per share in the first quarter of fiscal 2004. Pro-forma results per share exclude only adjustments to the valuation allowance against deferred taxes because management believes those adjustments are not representative of underlying trends in the Company’s performance and excluding them provides investors with additional information to compare the Company’s results over multiple periods. See Related Financial Highlights in this earnings release for a reconciliation of GAAP earnings to non-GAAP financial measures.

Gross margin improved to 14.9% in the second quarter of fiscal 2004 from 2.3% in the year ago quarter and from 6.7% in the first quarter of fiscal 2004. The improvement in margin in the second quarter of fiscal 2004 was largely driven by a higher margin sales mix, primarily quick-turn and premium orders, and higher capacity utilization, resulting in fixed costs being spread over more units of production. Improved labor productivity and the impact of cost reductions also contributed to margin improvement. The balance sheet remained strong at the end of the second quarter with cash and investments of $41.4 million and debt to total capitalization of 19%. Cash generated from operations in the current quarter was $450 thousand.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, stated, “We are extremely pleased to report both profitable results and another quarter of significant sales growth. During the downturn we positioned ourselves for strong growth when the electronics industry improved and we believe our results this quarter validate our strategy. Improving business conditions and increasing customer demand throughout our second quarter resulted in a book-to-bill ratio of 1.05 to 1.0 and our 90-day backlog increased to $19.5 million from $16.9 million last quarter. The improvement in demand beginning last summer has continued both for us and the printed circuit board industry at large, as evidenced by the last several months of industry book-to-bills in excess of parity. As we indicated in our last earnings call, pricing firmed towards the end of last quarter and we are now in an environment where pricing is beginning to improve.”

Hollinger continued, “In early September we announced plans to complete Phase I of our Wood Village facility. Our team is doing an outstanding job on the start-up and we expect that in February Wood Village will be delivering product to Forest Grove for customer orders. In addition, in response to increasing customer demand, we now plan to ramp Wood Village in only two phases instead of the three originally scheduled. As revised, the Phase I ramp will increase capacity by 50% over the next twelve months, rather than the 30% originally planned, and will entail a total capital investment of approximately $19 million. This amount includes additional equipment in Forest Grove to increase outer layer capacity to meet the faster ramp of Wood Village. When fully ramped, we expect Phase I of Wood Village to be capable of accommodating an additional $20 to $24 million in quarterly sales. Depending on the market and other conditions, we anticipate beginning Phase II of our expansion early in 2005.”

Hollinger concluded, “Our sales growth over the last two quarters was 64% and we have achieved profitable operations. The entire Merix team has contributed to this performance and I want to thank them for their hard work, dedication, and commitment to our success. We are optimistic about our future and look forward to opportunities and growth in 2004.”

For the third quarter of fiscal 2004, sales are expected to be between $41 and $43 million and net income is expected to be between $0.12 and $0.17 cents per diluted share. Pro-forma earnings are expected to be between $0.07 and $0.10 cents per diluted share. Pro-forma earnings exclude adjustments to the valuation allowance against deferred taxes.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing and storage, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to estimates of sales related to the Wood Village facility, anticipated capital investments, and financial results for the third quarter of fiscal 2004, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: customer order levels, product mix and inventory build-up; lower than expected or delayed sales; our ability to successfully complete and ramp our Wood Village facility; the ability to effectively utilize our assets; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to successfully execute our quick-turn strategy; levels of quick-turn sales; the ability of our emerging growth customers to secure capital; our ability to realize profits to absorb deferred tax assets; our ability to reduce costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 31, 2003. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Six Months Ended
	November 29, 2003	November 23, 2002	November 29, 2003	November 23, 2002
Net sales	$37,003	$25,856	$67,731	$49,974
Cost of sales	31,491	25,272	60,151	48,988

Gross profit	5,512	584	7,580	986

Engineering	1,475	1,611	2,782	3,197
Selling, general and administrative	3,018	3,007	5,680	6,034

Total operating expense	4,493	4,618	8,462	9,231

Operating income (expense)	1,019	(4,034)	(882)	(8,245)
Interest and other expense, net	(312)	(160)	(658)	(659)

Profit (loss) before taxes	707	(4,194)	(1,540)	(8,904)

Income tax benefit	—	(2,075)	—	(3,959)

Net profit (loss)	$707	$(2,119)	$(1,540)	$(4,945)

Net profit (loss) per diluted share	$0.05	$(0.15)	$(0.10)	$(0.34)

Shares used in diluted per share calculations	15,596	14,481	14,783	14,456

MERIX CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	November 29, 2003 (unaudited)	May 31, 2003
Assets
Cash and short-term investments	$41,399	$43,965
Accounts receivable, net	21,169	13,253
Inventories	9,142	6,227
Other current assets	1,900	799

Total current assets	73,610	64,244

Property, plant and equipment, net	75,814	76,376
Other assets	777	940

Total assets	$150,201	$141,560

Liabilities and Shareholders’ Equity
Accounts payable	$13,406	$7,316
Accrued compensation	3,677	2,878
Accrued warranty	1,034	892
Other accrued liabilities	1,472	1,032

Total current liabilities	19,589	12,118

Long-term debt	25,000	25,000

Total liabilities	44,589	37,118

Shareholders’ equity	105,612	104,442

Total liabilities and shareholders’ equity	$150,201	$141,560

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q2 03		Q1 04		Q2 04

SUMMARY OPERATING RESULTS

Net Sales	100.0%	$25,856	100.0%	$30,728	100.0%	$37,003
Cost of Sales	97.7%	25,272	93.3%	28,660	85.1%	31,491
Gross Profit	2.3%	584	6.7%	2,068	14.9%	5,512
Engineering Expense	6.2%	1,611	4.2%	1,307	3.9%	1,475
Selling, General & Administrative Expense	11.6%	3,007	8.7%	2,662	8.2%	3,018
Total Operating Expense	17.9%	4,618	12.9%	3,969	12.1%	4,493
Operating Income (Expense)	-15.6%	(4,034)	-6.2%	(1,901)	2.8%	1,019
Interest and Other Expense, net	-0.6%	(160)	-1.1%	(346)	-0.8%	(312)
Pretax Profit (Loss)	-16.2%	(4,194)	-7.3%	(2,247)	1.9%	707
Net Profit (Loss)	-8.2%	(2,119)	-7.3%	(2,247)	1.9%	707
Effective Tax Rate		49.5%		0.0%		0.0%
Diluted Shares for EPS		14,481		14,701		15,596
Profit (Loss) Per Diluted Share		$(0.15)		$(0.15)		$0.05

SALES BY END MARKETS (% of Sales)

Communications	73%	$18,886	78%	$23,911	82%	$30,240
High-End Computing & Storage	14%	3,736	11%	3,215	9%	3,317
Test & Measurement	8%	1,957	6%	1,949	5%	1,928
Other	5%	1,277	5%	1,653	4%	1,518

KEY FINANCIAL RATIOS

Cash (used in) provided by Operations		$(2,403)		$(926)		$450
Inventory Turns—Annualized		17		17		16
Receivable Days		48		50		53
Debt to Total Capital		0.16		0.20		0.19

OTHER

Capital Expenditures		$2,023		$557		$3,430
Depreciation and Amortization (% of sales)	10.4%	$2,694	7.9%	$2,441	6.6%	$2,458

NON-GAAP EARNINGS RECONCILIATIONS

	EPS	Net Income (Loss)	EPS	Net Income (Loss)	EPS	Net Income (Loss)

GAAP Net Profit (Loss)	$(0.15)	$(2,119)	$(0.15)	$(2,247)	$0.05	$707
Pro-forma Adjustments:
-adjustment to Valuation Allowance on Deferred Tax Asset	$—	—	$0.06	899	$(0.02)	(283)

Pro-forma Net Profit (Loss)	$(0.15)	$(2,119)	$(0.09)	$(1,348)	$0.03	$424